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                                                                 Exhibit 10.15.1

[LOGO OF VIA]


May 26, 1999


Antonio Tavares
Rua Bandeira Paulista, 716--1st floor
04532-002--S. Paulo
BRASIL


Dear Antonio:

Pursuant to our conversation, I am pleased to offer you the position of Vice President, Latin America Region with VIA NET.WORKS, Inc. ("VIA") reporting to me, beginning on May 11, 1999. Your annual salary will be R$215,000 or R$17,916.67 for each of the 12 months. You will also be eligible for an annual bonus of up to 60% of your base annualized salary during the calendar year 1999, and up to 50% of your base annualized salary thereafter. VIA will administer your payroll through one of its affiliate companies in Brazil.

You have been approved for a stock option grant of 75,000 shares of VIA NET.WORKS, Inc. Common Stock at the fair market price as established by the Board of Directors. Options vest over four years, the details of which will be included in the formal grant. You have also been granted the right to purchase up to 35,000 shares of Common Stock at the same fair market value within 60 days of Board approval. Plan and grant documents will be forwarded to you shortly. Your vacation will be 30 days per year and you will be eligible for personal and sick leave as set forth in VIA's corporate policies.

In your position with VIA, you may have direct or indirect access to a substantial amount of confidential material/data, patentable or unpatentable inventions, trade secrets, technical know-how etc., and you will be required not to divulge these during or subsequent to your employment with VIA. Accordingly, you will be requested as a condition of your employment to sign an Employee Non-Disclosure Agreement.

If the foregoing is acceptable to you, please sign below. We look forward to having you join us.

Sincerely,

/s/ David M. D'Ottavio

David M. D'Ottavio
President and CEO                     Read, Approved and Accepted


                                      By: /s/ Antonio Alberto Valente Tavares
                                         -------------------------------------
                                         Antonio Alberto Valente Tavares